antriabio

AntriaBio Announces Formation of Scientific Advisory Board

MENLO PARK, CA – (April 23, 2014) – AntriaBio, Inc. (OTCQB: ANTB), a biopharmaceutical company focused on developing novel therapeutics to treat patients with diabetes and metabolic disease, announced today the formation of its Scientific Advisory Board (SAB) with five key appointments: Fredric B. Kraemer, M.D., Philip Home, M.A., D.Phil., D.M., F.R.C.P., Jerrold Olefsky, M.D., Andrew R. Hoffman, M.D., and Hoyoung Huh, M.D., Ph.D., who will serve as the Chairman of the SAB.

The SAB will work closely with the AntriaBio management team as it actively prepares to advance its lead product candidate, AB101, a proprietary, microsphere insulin formulation designed to be administered once per week, into clinical studies. The Company believes AB101 has the potential to transform the treatment paradigm in the more than $10 billion a year basal insulin market.

"We are thrilled to have attracted some of the world's leading experts in diabetes and metabolic disease to support AntriaBio as we develop AB101, potentially a transformative therapeutic advancement for the treatment of diabetes," commented Dr. Hoyoung Huh. "Importantly, the formation of our SAB serves as an endorsement for scientific and clinical enthusiasm for AB101 and more broadly the Company's unique technology platform."

Fredric B. Kraemer, M.D. holds the Stanford University Professorship in Endocrinology and is the Chief of the Division of Endocrinology, Gerontology and Metabolism, as well as a staff physician at the VA Palo Alto Health Care System. His clinical and research interests have been focused on diabetes and cellular lipid metabolism. Dr. Kraemer has served as President of the Western States Affiliate of the American Heart Association, on the Scientific Advisory Committee of the University of California Tobacco-Related Disease Research Program, the University of Minnesota Obesity Center, and the Advisory Board of the Deuel Conference on Lipids. Dr. Kraemer received his Bachelor's degree in Chemistry from Emory University and his M.D. from New York University. For more information on Dr. Kraemer, please visit https://med.stanford.edu/profiles/fredric-kraemer.

Philip Home, M.A., D.Phil., D.M., F.R.C.P. is Professor of Diabetes Medicine at Newcastle University. He was Vice-chair of the NICE Appraisal Committee, the UK Drug Reimbursement Advisory Committee and Consultant Physician in Newcastle (both to 2011), and has been Clinical Lead to UK and International Diabetes Federation (IDF) guidelines. He was previously President of IDF Europe and Vice-President of the IDF. His major research interest is new therapies for diabetes management, both insulin and oral agents. He was the Programme Committee Chair for IDF World Diabetes Congress, Montreal, 2009. For more information on Dr. Home, please visit http://www.staff.newcastle.ac.uk/philip.home/#topofpage.

Jerrold Olefsky, M.D. is Distinguished Professor of Medicine at the University of California, San Diego (UCSD) Division of Endocrinology and Metabolism and the Associate Dean of Scientific Affairs for the UCSD School of Medicine, and he is also a member of the Institute of Medicine and the American Academy of Arts and Sciences. One of his seminal contributions to the field of Medicine has been the identification of the role of insulin resistance as a primary cause of Type II (non-insulin dependent, adult-onset) diabetes, polycystic ovarian syndrome, and other human diseases. His work has also helped develop insulin-sensitizing drugs that are now standard therapies for Type II diabetes. More recently, his lab has developed studies establishing the role of macrophage-mediated tissue inflammation as a key cause of obesity-related insulin resistance. He has conducted numerous studies

to help define the basic genetic and cellular mechanisms underlying decreased insulin action in human pathophysiologic states. For more information on Dr. Olefsky, please visit http://endocrinology.ucsd.edu/Faculty/olefsky.html.

Andrew R. Hoffman, M.D. is a Professor and Vice Chair for Academic Affairs in the Department of Medicine at Stanford University School of Medicine and Chief of Endocrinology at the VA Palo Alto Health Care System. His research focuses on examining epigenetic mechanisms of gene expression in the phenomenon of genomic imprinting and on studying the role of insulin-like growth factors (IGF) and growth hormone in normal physiology and in cancer development. Dr. Hoffman received his M.D. from Stanford in 1976. For more information on Dr. Hoffman, please visit https://med.stanford.edu/profiles/endocrinology/andrew-hoffman?tab=bio.

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company focused on developing novel therapeutic products to treat patients with diabetes and metabolic disease. AntriaBio's development strategy combines FDA approved pharmaceutical agents with its proprietary delivery technology. AntriaBio's lead product candidate is AB101, an injectable once-a-week basal insulin for Type 1 and Type 2 diabetes. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 938-1475
Jenene@jenenethomascommunications.com

Source: AntriaBio, Inc.

###